Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 23, 2009 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Kellogg Company’s Annual Report on Form 10-K for the year ended January 3, 2009.
PricewaterhouseCoopers LLP
Battle Creek, Michigan
April 24, 2009